EXHIBIT 99.1

Sussex Bancorp	Contact:	Candace Leatham
399 Route 23		Executive Vice President
Franklin, NJ 07416		/Treasurer
(973) 827-2914

SUSSEX BANCORP ANNOUNCES 2006 RESULTS OF OPERATIONS
DECLARES $0.07 CASH DIVIDEND

FRANKLIN, NEW JERSEY - January 18, 2007- Sussex Bancorp (NASDAQ “SBBX”) today announced its results of operations for the year ended December 31, 2006. For the year, the Company had net income $2,464,000, or $0.78 per basic share compared to net income of $2,399,000, or $0.77 per basic share, for the prior year. During the year ended December 31, 2006, the Company achieved the following highlights:

•
The Company acquired the Port Jervis, New York branch of NBT Bank, establishing its first branch outside of Sussex County, New Jersey. The Company opened on December 18, 2006 its second New York branch in Warwick, New York;

•	The Company has applied for regulatory approval to establish a branch in Pike County, Pennsylvania. The branch is expected to open in the third quarter of 2007;

•
The Company increased its loan to deposit ratio to 88.7% at December 31, 2006, compared to 82.2% at year end 2005 and 68.3% at year end 2004. The Company’s loan portfolio increased by 24.1% during 2006.

For the year ended December 31, 2006, the Company earned net income of $2,464,000 an increase of approximately 2.7% over net income of $2,399,000 for the same period last year. Basic and diluted earnings per share for the year ended December 31, 2006 were $0.78 and $0.77 respectively, compared to $0.76 and $0.75 respectively, in the year ago period. During 2006, the Company had 3,152,374 shares outstanding, compared to 3,153,004 shares outstanding in the prior year period.

The Company’s total interest income increased to $20.0 million for the year ended December 31, 2006 from $15.5 million for the same period last year, reflecting the increase in the loan portfolio yields and average balances. During 2006, the Company’s average yield on its loan portfolio increased to 7.09% from 6.66% during 2005, while the average balance of the loan portfolio increased to $239.8 million from $185.3 million in 2005. For the year ended December 31, 2006, the Company’s non-interest income increased by $371,000 or 7.6%, to $5.2 million from $4.9 million for the same period last year.

The Company’s interest expense increased to $8.2 million for the year ended December 31, 2006 from $4.3 million for the same period last year. The increase reflects both an increase in the average volume of interest bearing liabilities to $254.2 million for 2006 from $219.1 for 2005 and an increase in the cost of interest bearing liabilities to 3.24% from 1.97% in 2005. The Company’s total non-interest expense increased by $1.0 million reflecting increases associated with the Company’s growth. The loan loss provision for the year ended December 31, 2006 decreased to $733,000 from $1,138,000, reflecting reduced charge-offs in 2006 over 2005. At December 31, 2006 the Company had total loans of $262.3 million, compared to total loans of $211.3 million at December 31, 2005.

At December 31, 2006 the Company had total assets of $356.3 million, compared to total assets of $313.2 million at December 31, 2005. In addition, the Company had total deposits of $295.8 million, compared to total deposits of $256.8 million at December 31, 2005.

Sussex Bancorp also announced that its Board of Director’s declared a cash dividend of $0.07 per share, payable February 22, 2007 to shareholders of record as of February 2, 2007.

Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon, Wantage, New Jersey, Port Jervis and Warwick, New York and for Tri-State Insurance Agency, Inc, Augusta, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	December 31, 2006	December 31, 2005

Cash and due from banks	$10,170	$11,395
Federal funds sold	11,995	13,385
Cash and cash equivalents	22,165	24,780

Interest bearing time deposits with other banks	100	500
Securities available for sale	54,635	61,180
Federal Home Loan Bank Stock, at cost	1,188	1,025

Loans receivable, net of unearned income	262,276	211,335
Less: allowance for loan losses	3,340	2,615
Net loans receivable	258,936	208,720

Premises and equipment, net	7,794	6,619
Accrued interest receivable	1,910	1,778
Other assets	9,569	8,580

Total Assets	$356,297	$313,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$40,083	$42,142
Interest bearing	255,687	214,705
Total Deposits	295,770	256,847

Borrowings	18,251	16,300
Accrued interest payable and other liabilities	2,529	1,956
Junior subordinated debentures	5,155	5,155

Total Liabilities	321,705	280,258

Total Stockholders' Equity	34,592	32,924

Total Liabilities and Stockholders' Equity	$356,297	$313,182

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)

	Year Ended December 31,
	2006	2005	2004
INTEREST INCOME
Loans receivable, including fees	$17,009	$12,331	$8,954
Securities:
Taxable	1,455	1,650	1,812
Tax-exempt	1,032	1,145	869
Federal funds sold	490	359	97
Interest bearing deposits	12	62	59
Total Interest Income	19,998	15,547	11,791

INTEREST EXPENSE
Deposits	7,097	3,286	2,032
Borrowings	707	686	522
Junior subordinated debentures	445	356	260
Total Interest Expense	8,249	4,328	2,814

Net Interest Income	11,749	11,219	8,977
PROVISION FOR LOAN LOSSES	733	1,138	558
Net Interest Income after Provision for Loan Losses	11,016	10,081	8,419

OTHER INCOME
Service fees on deposit accounts	1,370	1,225	748
ATM fees	374	347	324
Insurance commissions and fees	2,576	2,327	2,195
Mortgage broker fees	4	212	620
Investment brokerage fees	265	291	292
Net realized gain on sale of securities	90	35	16
Net gain on sale of fixed assets	5	-	-
Net (loss) gain on sale of foreclosed real estate	-	6	(5)
Other	560	430	352
Total Other Income	5,244	4,873	4,542

OTHER EXPENSES
Salaries and employee benefits	6,872	6,340	6,208
Occupancy, net	1,077	989	854
Furniture, equipment and data processing	1,210	1,078	902
Stationary and supplies	199	179	181
Professional fees	668	545	356
Advertising and promotion	518	507	411
Insurance	197	170	167
Postage and freight	208	171	175
Amortization of intangible assets	150	250	200
Other	1,549	1,374	1,335
Total Other Expenses	12,648	11,603	10,789

Income before Income Taxes	3,612	3,351	2,172
PROVISION FOR INCOME TAXES	1148	952	581
Net Income	$2,464	$2,399	$1,591

EARNINGS PER SHARE
Basic	$0.78	$0.76	$0.81

Diluted	$0.77	$0.75	$0.78

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Years Ended December 31.
(dollars in thousands)	2006			2005			2004
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
Earning Assets:	Balance	(1)	Rate (2)	Balance	(1)	Rate (2)	Balance	(1)	Rate (2)
Securities:
Tax exempt (3)	$24,018	$1,383	5.76%	$26,716	$1,614	6.04%	$22,176	$1,241	5.60%
Taxable	35,687	1,455	4.08%	44,849	1,650	3.68%	51,684	1,812	3.51%
Total securities	59,705	2,838	4.75%	71,565	3,264	4.56%	73,860	3,053	4.13%
Total loans receivable (4)	239,831	17,009	7.09%	185,287	12,331	6.66%	143,916	8,954	6.22%
Other interest-earning assets	10,244	502	4.90%	12,600	421	3.34%	10,409	156	1.50%
Total earning assets	309,780	$20,349	6.57%	269,452	$16,016	5.94%	228,185	$12,163	5.33%

Non-interest earning assets	26,126			24,146			25,311
Allowance for loan losses	(2,994)			(2,230)			(1,958)
Total Assets	$332,912			$291,368			$251,538

Sources of Funds:
Interest bearing deposits:
NOW	$57,974	$1,306	2.25%	$43,939	$299	0.68%	$42,412	$196	0.46%
Money market	30,773	1,200	3.90%	22,083	534	2.42%	16,878	184	1.09%
Savings	45,916	401	0.87%	62,025	456	0.74%	66,322	439	0.66%
Time	100,061	4,190	4.19%	71,174	1,997	2.81%	58,443	1,213	2.08%
Total interest bearing deposits	234,724	7,097	3.02%	199,221	3,286	1.65%	184,055	2,032	1.10%
Borrowed funds	14,359	707	4.92%	14,771	686	4.64%	10,630	522	4.91%
Junior subordinated debentures	5,155	445	8.63%	5,155	356	6.91%	5,155	260	5.05%
Total interest bearing liabilities	254,238	$8,249	3.24%	219,147	$4,328	1.97%	199,840	$2,814	1.41%

Non-interest bearing liabilities:
Demand deposits	43,036			38,068			33,627
Other liabilities	1,928			1,785			2,004
Total non-interest bearing liabilities	44,964			39,853			35,631
Stockholders' equity	33,710			32,368			16,067
Total Liabilities and Stockholders' Equity	$332,912			$291,368			$251,538

Net Interest Income and Margin (5)		$12,100	3.91%		$11,688	4.34%		$9,349	4.10%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets